Shareholder Letter Q2 2024 August 1, 2024 Exhibit 99.2

To Our Shareholders: Our performance in Q2 2024 was strong across our key financial and operating metrics and we are carrying significant momentum into Q3. We delivered results beyond the financial targets communicated at our Investor Day last November: 1. Compounding top line by 20% per year through at least 2027 2. Targeting margin expansion of 100 - 300 basis points each year 3. Moderating capital expenditures now that we are through a significant investment cycle On our May earnings call, we discussed steps we took to offset unseasonable growth rate declines that started in Q1. Those actions, which are ongoing, included: a regular program of platform events such as The Hunt and The Classic; improvements to our AI-driven discovery algorithm and the positioning of various content types on the Homepage; improvements to the virtual economy such as dynamic price floors in our Marketplace; and continued focus on performance and quality improvements for our app and experiences including faster frame rates, better stability, and higher graphics quality. At the time of the May earnings call, we believed that these steps were having positive impacts on our operating results as Daily Active Users (“DAUsˮ), Hours Engaged (“Hoursˮ), and Bookings in the US & Canada returned to 20% year-over-year growth or higher starting in mid-April and through the first week of May. As demonstrated by our results today, the positive impacts of these ongoing efforts continued through the balance of Q2 and the first month of Q3. In Q2 2024, revenue grew by 31% year-over-year to $894 million, while bookings grew by 22% year-over-year to $955 million. DAUs reached 79.5 million, an increase of 21% over Q2 2023, and Hours reached 17.4 billion, an increase of 24% over Q2 2023. DAUs and Hours are both all-time highs for the platform. DAUs and Hours growth in Q2 2024 accelerated sequentially over the growth rates in Q1 2024 across all regions and ages. DAU growth in the US & Canada, our most mature market, was at the highest rate since Q1 2021. Further, in Q2 2024, Monthly Unique Payers reached an all-time high of 16.5 million, an increase of 22% over Q2 2023. As top line growth accelerated, we continued to manage our fixed costs and capital expenditures. In Q2 2024, certain infrastructure and trust & safety expenses were 8% lower than they were in Q2 2023 due to internal efficiency initiatives, the shift to AI-driven moderation which increased the accuracy of our safety and civility systems, and optimizing infrastructure. As a result, this expense amounted to 14% of revenue and 13% of bookings in Q2 2024 versus 19% of revenue and 17% of bookings in Q2 2023. Personnel costs, exclusive of stock-based compensation expense, were 1 essentially flat in Q2 2024 compared with Q2 2023 and amounted to 23% of revenue and 21% of bookings in Q2 2024 compared to 30% of revenue and 26% of bookings in the same quarter last year. Further, capital expenditures in Q2 2024 were $39.9 million, down from $123.9 million in Q2 2023. The combination of strong top line growth, fixed cost discipline, and reduced capital expenditures allowed us to deliver significantly more cash flow in Q2 2024 than in Q2 2023. Net cash and cash equivalents provided by operating activities were $151.4 million in Q2 2024, up 433% from $28.4 million in Q2 2023. Free cash flow for the quarter was $111.6 million, an increase of $207.1 million over free cash flow in Q2 2023 of $95.5 million. As of June 30, 2024 our cash, cash equivalents and investments totaled $3,601.2 million, up from $3,024.8 million as of June 30, 2023. Below is a summary of some of our key financial results: ● DAUs were 79.5 million, and grew by 21% over Q2 2023. Growth in Q2 was robust among all ages, but was notably strong with DAUs aged 13 years and older. Growth also remained strong among all geographies, with the US & Canada growing at its fastest rate since Q1 2021. ● Hours were 17.4 billion, and grew 24% over Q2 2023. Similar to DAUs, growth in Q2 was robust among all ages, but was notably strong with DAUs aged 13 years and older. Similarly, growth remained strong across all geographies. ● Revenue was $893.5 million in Q2 2024 and grew by 31% over revenue in Q2 2023. This was above our Q2 guidance range of $855 - $880 million. Q2 2024 revenue includes an increase of revenue of $58.9 million due to the change in the estimated average lifetime of a paying user from 28 months to 27 months, which was incorporated in our Q2 guidance. ● Bookings totaled $955.2 million and grew by 22% over bookings in Q2 2023. This was above our Q2 guidance range of $870 - $900 million. ● Consolidated net loss was $207.2 million, compared to a consolidated net loss of $284.8 million in Q2 2023. This was better than our Q2 net loss guidance range of $267 million - $265 million. ● Adjusted EBITDA was $66.5 million, above our guidance range of $36 million - $38 million. Adjusted EBITDA excludes the adjustments for an increase in deferred revenue of $66.7 million and an increase in deferred cost of revenue of $18.8 million, or a total change in deferred of $47.9 million. The total change in deferred was higher than our guidance of $1114 million due to higher bookings than in our guidance numbers. 2

● Net cash and cash equivalents provided by operating activities was $151.4 million in Q2 2024, up 433% over Q2 2023. This was better than our guidance of $6168 million. Free cash flow was $111.6 million in Q2 2024, an increase of $207.1 million compared to $95.5 million in Q2 2023. This was above our guidance of $1623 million. Both cash flow metrics exceeded guidance due to higher than forecasted bookings combined with discipline on growth in fixed costs. Free cash flow growth also benefited from lower capital expenditures than assumed in our prior guidance. ● For the first half of 2024, net cash and cash equivalents provided by operating activities was $390.4 million, up 93% over the same period in 2023 and free cash flow was $302.6 million, an increase of $316.2 million compared to $13.6 million over the first half of 2023. ● Our fully diluted share count, consisting primarily of shares of Class A and Class B common stock issued and outstanding, stock options outstanding, and unvested RSUs outstanding, was 722.6 million shares as of June 30, 2024, an increase of just under 3% from June 30, 2023. ● Cash and cash equivalents, short-term investments, and long-term investments totalled $3,601.2 million as of June 30, 2024, up from $3,024.8 million as of June 30, 2023. Cash and cash equivalents, short-term investments, and long-term investments, net of debt, increased to $2,595.6 million as of June 30, 2024, up from $2,020.4 million as of June 30, 2023. 3

Looking Ahead When we listed the company, we outlined four growth vectors: growing in international markets, building a platform for all ages, expanding our platformʼs breadth of use, and growing our vibrant economy. Our Q2 2024 results demonstrate the progress weʼve made in each of these areas and we believe these four vectors will continue to drive our growth going forward. The gaming industry represents a large market with enormous headroom for us to expand our market share thereby growing DAUs, Hours and bookings at high rates for several years. We believe our UGC approach combined with several key differentiators like personalized expressive avatars, vibrant social graph, and immersive 3D communication provide a unique value proposition to make traditional gaming experiences more social and support new experiences unique to our platform. We are also always innovating behind the scenes to improve the raw performance, quality, and cost-to-serve efficiency of our core platform. We want to make it as easy as possible for creators to build better experiences and reach more users. At our upcoming Roblox Developer Conference in September we will share more about new features we are announcing to heighten these key differentiators and accelerate the future. Within the traditional gaming ecosystem, we also have a tremendous opportunity to expand content into new genres. Today, genres such as roleplay, battlegrounds, platformers and horror are popular on our platform. We want to help our creators flourish by identifying untapped areas of demand such as open world action, sports, racing and social co-opetition (see our recent genre insights blog post). Weʼre starting to see early signals of user interest within these genres, and by incentivizing creation, we believe we can tap into new demographics which will further grow our market share within the gaming landscape. At our last Investor Day we talked about expanding our economy to include advertising and commerce. During Q2 2024, we continued to make great strides with our brands, advertising and commerce initiatives. We launched our video ads product and continue to make progress with our self-serve Ads Manager product and our third party integrations with IAS and PubMatic. We also continue to experiment with our commerce roadmap with further testing with our partners at Walmart and e.l.f. Beauty. We are still in the early days, but remain on track and expect this business line to help advance the user experience, advertiser value and creator monetization on the platform. 4

Guidance: Our Q3 2024 bookings guidance of $1,000 million - $1,025 million implies a year-over-year growth range of 1922%. This guidance is based on our Q2 exit growth rate and the visibility we have quarter-to-date. Our Q3 2024 guidance largely assumes that the broad-based strength we have seen since the middle of April persists through the rest of Q3 2024, with an adjustment to embed some conservatism. For the full year, weʼve increased our bookings guidance range to $4,180 - $4,230 million, implying a year-over-year growth range of 1920% for 2024. The midpoint of this range is very nearly equal to the midpoint of the range we provided on our Q4 2023 call. The full year bookings guidance also assumes that the broad-based growth we saw in Q2 and the start of Q3 continues, embeds some conservatism, and recognizes that we are lapping a strong Q4 2023 that included the Playstation launch. Further, we will continue to manage our fixed costs and capital expenditures while investing in platform safety and our key growth vectors. Our Q3 2024 operating cash flow guidance implies year-over-year growth of 3044%, and free cash flow growth of 76102%. Our FY 2024 guidance implies year-over-year operating cash flow growth of 5056% and free cash flow growth of 307331%. Management guidance is as follows: Q3 2024 ● Revenue between $860 million - $885 million, or year-over-year growth of 2124%. ● Bookings between $1,000 million - $1,025 million, or year-over-year growth of 1922%. ● Consolidated net loss between $275 million - $255 million, an improvement compared to $278.8 million in Q3 2023. ● Adjusted EBITDA between $22 million - $42 million, an increase compared to $26.4 million in Q3 2023, which excludes adjustments for: - Increase in deferred revenue of $145 million. - Increase in deferred cost of revenue of $32 million. - The total of these changes in deferrals of $113 million. ● Net cash and cash equivalents provided by operating activities between $147 million - $162 million, a year-over-year increase of 37% at the midpoint of guidance. ● Capital expenditures of $42 million. ● Free cash flow between $105 million - $120 million, a year-over-year increase of 89% at the midpoint of guidance. 5

Fiscal 2024 ● Revenuebetween $3,490 million - $3,540 million, or year-over-year growth of 2526% ● Bookings between $4,180 million - $4,230 million, or year-over-year growth of 1920%, and an increase of 3.8% at the midpoint versus guidance last quarter. The midpoint of this revised guidance is basically equal to the midpoint of the original FY 2024 bookings guidance. ● Consolidated net loss between $1,089 million - $1,049 million, a decrease compared to $1,158.9 million in FY2023. ● Adjusted EBITDA between $92 million - $132 million, an increase compared to $170.7 million in FY2023, which excludes adjustments for: - Increase in deferred revenue of $711 million. - Increase in deferred cost of revenue of $163 million. - The total of these changes in deferrals of $548 million. ● Net cash and cash equivalents provided by operating activities between $685 million - $715 million, a year-over-year growth of 53% at the midpoint, and an increase of 24% at the midpoint over guidance last quarter. ● Capital expenditures of $180 million, a year-over-year decrease of 46%. The guidance is consistent with the guidance provided during our Q1 2024 earnings report. ● Free cash flow between $505 million - $535 million, or year-over-year increase of 319% at the midpoint. This represents an increase of 35% at the midpoint versus the guidance provided last quarter. Note: On April 1, 2024, the estimated average lifetime of a payer changed from 28 months to 27 months, which is reflected in our third quarter and updated full year 2024 guidance. Based on the carrying amount of deferred revenue and deferred cost of revenue as of March 31, 2024, the April 1, 2024 change in estimated average lifetime of a payer will result in an increase in revenue and cost of revenue of $26.4 and $5.4 million, respectively, during the third quarter of 2024 and an increase in revenue and cost of revenue of $98.0 million and $20.4 million, respectively, during the full year 2024. 6

Liquidity: As of June 30, 2024, the balances of our liquidity components were: ● Cash and cash equivalents: $966.4 million ● Short-term investments: $1,445.7 million ● Long-term investments: $1,189.1 million ● Carrying amount of the senior notes due 2030 $991.0 million) and the portion of the non-eliminated carrying amount of notes due 2026 issued by the Companyʼs fully consolidated joint venture $14.7 million), or $1,005.7 million1 in total. ● Cash and cash equivalents plus short-term and long-term investments totaled $3,601.2 million in Q2 2024. ● Net liquidity (cash, cash equivalents and investments less debt) was $2,595.6 million On June 18, 2024 Standard & Poorʼs upgraded our senior notes from BB to BB. 1 $991.0 million represents the net carrying amount of the senior notes due 2030 and $14.7 million represents the portion of the non-eliminated carrying amount of notes due 2026 issued by the Companyʼs fully consolidated joint venture, each as of June 30, 2024. The principal amounts of the 2030 Notes and 2026 Notes were $1.0 billion and $14.7 million, respectively. 7

EARNINGS Q&A SESSION We will host a live Q&A session to answer questions regarding our second quarter 2024 results on Thursday, August 1, 2024 at 530 a.m. Pacific Time/830 a.m. Eastern Time. The live webcast and Q&A session will be open to the public at ir.roblox.com and we invite you to join us and to visit our investor relations website at ir.roblox.com to review supplemental information. 8

Forward-Looking Statements This letter and the live webcast and Q&A session which will be held at 530 a.m. Pacific Time/830 a.m. Eastern Time on Thursday, August 1, 2024 contain “forward-looking statementsˮ within the meaning of the “safe harborˮ provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our vision to connect one billion global DAUs, our efforts to improve the Roblox Platform, our immersive and video advertising efforts, including our ads manager and independent measurement partnerships, our efforts to provide a safe online environment for children, our efforts regarding content curation, live operations and platform-wide events, our efforts regarding real-world shopping, the use of artificial intelligence (“AIˮ) on our platform, our economy and product efforts related to creator earnings and platform monetization, our sponsored experiences, branding and new partnerships and our roadmap with respect to each, our business, product, strategy and user growth, our investment strategy, including our opportunities for and expectations of improvements in financial and operating metrics, including operating leverage, margin, free cash flow, operating expenses and capital expenditures, our expectation of successfully executing such strategies and plans, disclosures regarding the seasonality of our business, disclosures and future growth rates, benefits from agreements with third-party cloud providers, disclosures about our infrastructure efficiency initiatives, changes to our estimated average lifetime of a paying user and the resulting effect on revenue, cost of revenue, deferred revenue and deferred cost of revenue, our expectations of future net losses and net cash and cash equivalents provided by operating activities, statements by our Chief Executive Officer and Chief Financial Officer, and our outlook and guidance for third quarter and full year 2024, and future periods. These forward-looking statements are made as of the date they were first issued and were based on current plans, expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management. Words such as “expect,ˮ “vision,ˮ “envision,ˮ “evolving,ˮ “drive,ˮ “anticipate,ˮ “intend,ˮ “maintain,ˮ “should,ˮ “believe,ˮ “continue,ˮ “plan,ˮ “goal,ˮ “opportunity,ˮ “estimate,ˮ “predict,ˮ “may,ˮ “will,ˮ “could,ˮ and “would,ˮ and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to risks detailed in our filings with the Securities and Exchange Commission (the “SECˮ), including our annual reports on Form 10K, our quarterly reports on Form 10Q and other filings and reports we make with the SEC from time to time. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: our ability to successfully execute our business and growth strategy; the sufficiency of our cash and cash equivalents to meet our liquidity needs, including the repayment of our senior notes; the demand for our platform in general; our ability to retain and increase our number of users, developers, and creators; the impact of inflation and global economic conditions on our operations; the impact of changing legal and regulatory requirements on our business, including the use of verified parental consent; our ability to develop enhancements to our platform, and bring them to market in a timely manner; our ability to develop and protect our brand and build new partnerships; any misuse of user data or other undesirable activity by third parties on our platform; our ability to maintain the security and availability of our platform; our ability to detect and minimize unauthorized use of our platform; and the impact of AI on our platform, users, creators, and developers. Additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from our 9 expectations is included in the reports we have filed or will file with the SEC, including our annual reports on Form 10K and our quarterly reports on Form 10Q. The forward-looking statements included in this letter represent our views as of the date of this letter. We anticipate that subsequent events and developments will cause our views to change. However, we undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this letter. 10

Non-GAAP Financial Measures This letter contains the non-GAAP financial measures bookings, Adjusted EBITDA, and free cash flow. We use this non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-GAAP financial information may be helpful to investors because it provides consistency and comparability with past financial performance. Bookings is defined as revenue plus the change in deferred revenue during the period and other non-cash adjustments. Substantially all of our bookings are generated from sales of virtual currency, which can ultimately be converted to virtual items on the Roblox Platform. Sales of virtual currency reflected as bookings include one-time purchases and monthly subscriptions purchased via payment processors or through prepaid cards. Bookings also include an insignificant amount from advertising and licensing arrangements. We believe bookings provide a timelier indication of trends in our operating results that are not necessarily reflected in our revenue as a result of the fact that we recognize the majority of revenue over the estimated average lifetime of a paying user. The change in deferred revenue constitutes the vast majority of the reconciling difference from revenue to bookings. By removing these non-cash adjustments, we are able to measure and monitor our business performance based on the timing of actual transactions with our users and the cash that is generated from these transactions. Adjusted EBITDA represents our GAAP consolidated net loss, excluding interest income, interest expense, other income/(expense), provision for/(benefit from) income taxes, depreciation and amortization expense, stock-based compensation expense, and certain other nonrecurring adjustments. We believe that, when considered together with reported GAAP amounts, Adjusted EBITDA is useful to investors and management in understanding our ongoing operations and ongoing operating trends. Our definition of Adjusted EBITDA may differ from the definition used by other companies and therefore comparability may be limited. Free cash flow represents the net cash and cash equivalents provided by operating activities less purchases of property, equipment, and intangible assets acquired through asset acquisitions. We believe that free cash flow is a useful indicator of our unit economics and liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after the purchases of property, equipment, and intangible assets acquired through asset acquisitions, can be used for strategic initiatives. Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial information as a tool for comparison. As a result, our non-GAAP financial information is presented for supplemental informational purposes only and should not be considered in isolation from, or as a substitute for financial information presented in accordance with GAAP. 11

Reconciliation tables of the most comparable GAAP financial measure to the non-GAAP financial measure used in this letter are included at the end of this letter. We encourage investors and others to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and to view these non-GAAP measures in conjunction with the most directly comparable GAAP financial measures. 12

GAAP to Non-GAAP Financial Measures Reconciliations

The following table presents a reconciliation of revenue, the most directly comparable financial measure calculated in accordance with GAAP, to bookings, for each of the periods presented (in thousands, unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,	
	2024	2023	2024	2023
Reconciliation of revenue to bookings:				
Revenue	$ 893,543	$ 680,766	$ 1,694,843	$ 1,336,110
Add (deduct):				
Change in deferred revenue	66,728	105,372	194,332	229,155
Other	(5,093)	(5,452)	(10,240)	(10,760)
Bookings	$ 955,178	$ 780,686	$ 1,878,935	$ 1,554,505

The following table presents a reconciliation of consolidated net loss, the most directly comparable financial measure calculated in accordance with GAAP, to Adjusted EBITDA, for each of the periods presented (in thousands, unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,	
	2024	2023	2024	2023
Reconciliation of consolidated net loss to Adjusted EBITDA:				
Consolidated net loss	$ (207,195)	$ (284,841)	$ (479,115)	$ (554,789)
Add (deduct):				
Interest income	(44,383)	(34,764)	(86,553)	(65,846)
Interest expense	10,204	10,129	20,567	20,141
Other (income)/expense, net	3,315	(3,277)	3,661	(2,837)
Provision for/(benefit from) income taxes	110	(1,236)	1,163	(505)
Depreciation and amortization expense	52,772	52,599	106,513	100,011
Stock-based compensation expense	251,891	212,362	492,393	397,266
RTO severance charge(i)	(189)	—	993	—
Other non-cash charges(ii)	—	—	—	6,988
Adjusted EBITDA	$ 66,525	$ (49,028)	$ 59,622	$ (99,571)

(i) Relates to cash severance costs associated with the Company's return-to-office ("RTO") plan announced in October 2023, which requires a subset of the Company's remote employees to begin working from the San Mateo headquarters for three days a week, beginning in the summer of 2024.

(ii) Includes impairment expenses related to certain operating lease right-of-use assets and related property and equipment.

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The following table presents a reconciliation of net cash and cash equivalents provided by operating activities, the most directly comparable financial measure calculated in accordance with GAAP, to free cash flow, for each of the periods presented (in thousands, unaudited): Three Months Ended June 30, Six Months Ended June 30, 2024 2023 2024 2023 Reconciliation of net cash and cash equivalents provided by operating activities to free cash flow: Net cash and cash equivalents provided by operating activities $ 151,449 $ 28,390 $ 390,395 $ 202,171 Deduct: Acquisition of property and equipment 39,701 110,915 86,381 202,274 Purchases of intangible assets 170 13,000 1,370 13,500 Free cash flow $ 111,578 $ 95,525 $ 302,644 $ 13,603 14

Forward Looking Guidance2: GAAP to Non-GAAP Financial Measures Reconciliations The following table presents a reconciliation of revenue, the most directly comparable financial measure calculated in accordance with GAAP, to bookings, for each of the periods presented (in thousands): Guidance Updated Guidance Three Months Ended Twelve Months Ended September 30, 2024 December 31, 2024 Low High Low High Reconciliation of revenue to bookings: Revenue $ 860,000 $ 885,000 $ 3,490,000 $ 3,540,000 Add (deduct): Change in deferred revenue 145,000 145,000 711,000 711,000 Other 5,000 5,000 21,000 21,000 Bookings $ 1,000,000 $ 1,025,000 $ 4,180,000 $ 4,230,000 2 Beginning April 1, 2024, the estimated average lifetime of a payer changed from 28 months to 27 months, which is reflected in our third quarter and updated full year 2024 GAAP and non-GAAP guidance. Based on the carrying amount of deferred revenue and deferred cost of revenue as of March 31, 2024, the April 1, 2024 change in estimated average lifetime of a payer will result in an increase in revenue and cost of revenue of $26.4 million and $5.4 million, respectively, during the third quarter of 2024 and an increase in revenue and cost of revenue of $98.0 million and $20.4 million, respectively, during the full year 2024. Refer to “Basis of Presentation and Summary of Significant Accounting Policies — Revenue Recognitionˮ as described in the Companyʼs consolidated financial statements and related notes included in the Companyʼs Annual Report on Form 10K for further background on the Companyʼs process to estimate the average lifetime of a payer. 15

The following table presents a reconciliation of consolidated net loss, the most directly comparable financial measure calculated in accordance with GAAP, to Adjusted EBITDA, for each of the periods presented (in thousands):

	Guidance Three Months Ended September 30, 2024		Updated Guidance Twelve Months Ended December 31, 2024	
	Low	High	Low	High
Reconciliation of consolidated net loss to Adjusted EBITDA:				
Consolidated Net Loss	$ (275,000)	$ (255,000)	$ (1,089,000)	$ (1,049,000)
Add (deduct):				
Interest income	(40,000)	(40,000)	(167,000)	(167,000)
Interest expense	11,000	11,000	42,000	42,000
Other (income)/expense, net	—	—	4,000	4,000
Provision for/(benefit from) income taxes	1,000	1,000	4,000	4,000
Depreciation and amortization expense	55,000	55,000	217,000	217,000
Stock-based compensation expense	270,000	270,000	1,080,000	1,080,000
RTO severance charge[(i)]	—	—	1,000	1,000
Adjusted EBITDA	$ 22,000	$ 42,000	$ 92,000	$ 132,000

(i) Relates to cash severance costs associated with the Company's RTO plan announced in October 2023, which requires a subset of the Company's remote employees to begin working from the San Mateo headquarters for three days a week, beginning in the summer of 2024.

The following table presents a reconciliation of net cash and cash equivalents provided by operating activities, the most directly comparable financial measure calculated in accordance with GAAP, to free cash flow, for each of the periods presented (in thousands):

	Guidance Three Months Ended September 30, 2024		Updated Guidance Twelve Months Ended December 31, 2024	
	Low	High	Low	High
Reconciliation of net cash and cash equivalents provided by operating activities to free cash flow:				
Net cash and cash equivalents provided by operating activities	$ 147,000	$ 162,000	$ 685,000	$ 715,000
Deduct:				
Acquisition of property and equipment	(42,000)	(42,000)	(178,000)	(178,000)
Purchases of intangible assets	—	—	(2,000)	(2,000)
Free cash flow	$ 105,000	$ 120,000	$ 505,000	$ 535,000

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